EXHIBIT 10.1(e)

RYDER SYSTEM, INC.
AGREEMENT
THIS SERVICES AND NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of April 14, 2016 by and between Ryder System, Inc., a Florida corporation (the “Company”), and Gregory F. Greene (“Mr. Greene”).
BACKGROUND
WHEREAS, Mr. Greene served the Company for approximately 23 years primarily as the Company’s Executive Vice President and Chief Administrative Officer;
WHEREAS, Mr. Greene has expressed his intention to retire from his position as the Company’s Executive Vice President and Chief Administrative Officer effective June 1, 2016 (“Employment Termination Date”);
WHEREAS, in order to assure and retain the availability of Mr. Greene’s experience and expertise pertaining to the Company in the transition of Mr. Greene’s job responsibilities, and to ensure that following his retirement, Mr. Greene will not engage in certain activities that are in competition with the Company, the Company desires to engage Mr. Greene in a post-retirement consulting relationship as more fully described in this Agreement; and
WHEREAS, Mr. Greene desires to accept such engagement and perform such Transition Services (as defined below) for the Company, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and Mr. Greene hereby agree as follows:
1.Transition Period. The term of this Agreement shall begin on June 1, 2016 and shall continue until February 28, 2017, unless terminated earlier pursuant to Section 4 below (the “Transition Period”).
2.Transition Services to be Provided. During the Transition Period of this Agreement, Mr. Greene shall assist management in the transition of Mr. Greene’s job responsibilities (the “Transition Services”) as may be requested by the then current Chief Executive Officer of the Company (the “CEO”). Transition Services will be limited to advising, counseling and providing feedback to the CEO and the Chief Human Resource Officer with respect to the transition of the Mr. Greene’s job responsibilities. Mr. Greene shall perform the Transition Services at the Company’s corporate offices or his home office. The Transition Services under this Agreement shall not prevent Mr. Greene from providing services to other entities, consistent with the covenants set forth in Section 5 of this Agreement.
3.Compensation; No Benefits
(a) Payments. In consideration for Mr. Greene entering into this Agreement, Mr. Greene shall receive (a) a cash payment equal to $67,000, representing a pro-rated portion of his 2016 target long-term incentive opportunity and (b) a cash payment equal to his 2016 target annual cash incentive award, prorated to reflect the number of full months worked in 2016 prior to the Employment Termination Date ($130,000) and calculated based on actual Company performance as determined by the Company in its sole discretion, each to be payable in a lump sum when incentive bonuses for 2016 are regularly paid to similarly-situated active employees (anticipated to be February 2017, but in no event later than March 15, 2017), subject to applicable tax withholding. Mr. Greene will not be entitled to any additional compensation for performance of the Transition Services.
(b)No Benefits. Mr. Greene acknowledges that, for purposes of this Agreement and any and all Transition Services to be provided during the Transition Period, he shall not be an employee of Company and, subject to the provisions of Section 3(c), will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit or executive compensation plan, including, without limitation, employee insurance, pension, savings, medical, health care, fringe benefit, stock option, equity compensation, deferred compensation, incentive or bonus plans (the “Company Benefit Plans”). If, for any reason, Mr. Greene’s status is re-characterized by a third party to constitute employee status, Mr. Greene shall not be eligible to participate in or receive any benefit or right as a Company employee under any Company Benefit Plan.
(c) Post-Retirement Benefits. Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 3 shall affect the Company’s post-retirement obligations to Mr. Greene under any Company Benefit Plan as of the Employment Termination Date.

4.Termination. In the event Mr. Greene terminates the Agreement prior to the end of the Transition Period or violates Section 5 of the Agreement, Mr. Greene will forfeit any unpaid amounts otherwise due under Section 3 and will be required to immediately repay to the Company the gross amount of any payments previously made under Section 3.
5.Restrictive Covenants. Mr. Greene shall be bound by the following restrictive covenants as consideration for the Company entering into this Agreement:
(a)Covenant of Confidentiality.
(i)All documents, records, techniques, business secrets and other information of the Company, its subsidiaries and affiliates which have or will come into Mr. Greene’s possession from time to time during Mr. Greene’s affiliation with the Company and/or any of its subsidiaries or affiliates, whether as an employee or independent contractor, and which the Company treats as confidential and proprietary to the Company and/or any of its subsidiaries or affiliates shall be deemed as such by Mr. Greene and shall be the sole and exclusive property of the Company, its subsidiaries and affiliates. Mr. Greene agrees that he will keep confidential and not use or divulge to any other individual or entity any of the Company’s or its subsidiaries’ or affiliates’ confidential information and business secrets, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public. Additionally, Mr. Greene agrees that upon his termination of the Transition Services and this Agreement, irrespective of the reason for such termination, he shall promptly return to the Company all confidential and proprietary information of the Company and/or its subsidiaries or affiliates that is in his possession.
(ii)Mr. Greene agrees that the terms and provisions of this Agreement, as well as any and all incidents leading to or resulting from this Agreement, are confidential and may not be discussed with anyone other than his spouse, domestic partner, attorney or tax advisor without the prior written consent of the Board of Directors of the Company (“Board”), except as required by law. In the event that Mr. Greene is subpoenaed, or asked to provide confidential information or to testify as a witness or to produce documents in any existing or potential legal or administrative or other proceeding or investigation, formal or informal, related to the Company, to the extent permitted by applicable law, Mr. Greene will promptly notify the Company of such subpoena or request and will, if requested, meet with the Company for a reasonable period of time prior to any such appearance or production.
(b)Covenant against Competition. During the Restricted Period (as defined below), Mr. Greene shall not, without the prior written consent of the Board, directly or indirectly, engage or become a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its subsidiaries or affiliates which is engaged or proposes to engage or hereafter engages in a business competitive directly or indirectly with the business conducted by the Company or any of its subsidiaries or affiliates in any geographic area in which the Company or any of its subsidiaries or affiliates is or was engaged in or actively planning to engage in business as of the last day of the Transition Period or during the previous 12-month period; provided, however, that Mr. Greene is not prohibited from owning 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange. As used herein, the term “Restricted Period” shall mean the period from June 1, 2016 through February 28, 2017 irrespective of whether Mr. Greene’s Transition Services or this Agreement is terminated for any reason or for no reason prior to the expiration of the Transition Period.
(c) Covenant of Non-Solicitation. During Mr. Greene’s engagement with the Company or any subsidiary or affiliate, and thereafter for the Restricted Period, Mr. Greene shall not, directly or indirectly, in any manner or capacity whatsoever, either on Mr. Greene’s own account or for any person, firm or company:
(i)take away, interfere with relations with, divert or attempt to divert from the Company any business with any customer or account: (x) that was a customer or account on the last day of the Transition Period and/or has been solicited or serviced by the Company within one year prior to the last day of the Transition Period; and (y) with which Mr. Greene had any contact or association, or that was under the supervision of Mr. Greene, or the identity of which was learned by Mr. Greene, as a result of Mr. Greene’s engagement, whether as an employee or independent contractor, with the Company, or
(ii)solicit, interfere with or induce, or attempt to induce, any employee or independent contractor of the Company or any of its subsidiaries or affiliates to leave his or her employment or service with the Company or to breach his or her employment agreement or other agreement, if any.
(d)Covenant of Non-Disparagement and Cooperation. Mr. Greene agrees not to make any remarks disparaging the conduct or character of the Company or any of its subsidiaries or affiliates, their current or former agents, employees, officers, directors, successors or assigns, except as may be necessary in the performance of his duties or as is otherwise required by law. Mr. Greene agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. The Company shall reimburse Mr. Greene for travel expenses approved by the Company or its subsidiaries or affiliates incurred in providing such assistance. Mr. Greene shall notify the Company if Mr. Greene is asked to assist, testify or provide information by or to any person, entity or agency in any such proceeding or investigation. Nothing in this provision is intended to or should be construed to prevent Mr. Greene from providing truthful information to any person or entity as required by law or his fiduciary obligations.
(e) Specific Remedy. Mr. Greene acknowledges and agrees that if he commits a material breach of the Covenant of Confidentiality or, if applicable, the Covenant Against Competition, the Covenant of Non-Solicitation, or the Covenant of Non-Disparagement and Cooperation, the Company shall have the right to have the covenant specifically enforced through an injunction or otherwise, without any obligation that the Company post a bond or prove actual damages, by any court having appropriate jurisdiction on the grounds that any such breach will cause irreparable injury to the Company, without prejudice to any other rights and remedies that Company may have for a breach of this Agreement, and that money damages will not provide an adequate remedy to the Company. Mr. Greene further acknowledges and agrees that the Covenant of Confidentiality, the Covenant Against Competition, the Covenant of Non-Solicitation, and the Covenant of Non-Disparagement and Cooperation contained in this Agreement are intended to protect the Company’s business interests and goodwill, are fair, do not unreasonably restrict his future employment and business opportunities, and are commensurate with the arrangements set out in this Agreement and with the other terms and conditions of Mr. Greene’s engagement. In addition, in executing this Agreement, Mr. Greene makes an election to receive the Payment pursuant to Section 3 and is subject to the covenants above, therefore, Mr. Greene shall have no right to return any amounts already paid or to refuse to accept any amounts that are payable in the future in lieu of his specific performance of his obligations under the covenants above.
(f) Survival of Provisions. Claims related to the obligations contained in this Section 5 shall survive the termination or expiration of the Transition Period for any reason or no reason and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction that any restriction in this Section 5 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of the State of Florida, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of the State of Florida.
(g)Reports to Government Entities.  Nothing in this Agreement restricts or prohibits Mr. Greene from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Mr. Greene does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators.  Mr. Greene is not required to notify the Company that Mr. Greene has have engaged in such communications with the Regulators.
(h)Non-Exclusive Engagement. The Company may from time to time (i) engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Transition Services, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Mr. Greene.
6.Entire Agreement, Amendment and Assignment. This Agreement is the sole agreement between Mr. Greene and the Company with respect to the Transition Services to be performed hereunder and it supersedes all prior agreements and understandings with respect to the Transition Services, whether oral or written. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Mr. Greene and the Company. No waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Mr. Greene hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Mr. Greene.
7.Choice of Law, Jurisdiction, Jury Trial Waiver. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. The parties agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Florida (or, if appropriate, a federal court located within the State of Florida), in either case located in Miami, Florida, and the parties consent to the jurisdiction of such court. The parties hereto accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The Company and Mr. Greene each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
8.Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company, to:

Ryder System, Inc.
11690 N.W. 105th Street
Miami, Florida 33178-1103
Attention: Chief Legal Officer

If to Mr. Greene, to the most recent address on file with the Company or to such other names or addresses as the Company or Mr. Greene, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

9.Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Mr. Greene and the Company. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.
10.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
11.Tax Withholding. The payments under this Agreement shall be subject to applicable tax withholding.
12.Section 409A. The Company and Mr. Greene intend that Mr. Greene’s Transition Services hereunder will be at a level each month that will not exceed 20% of the average level of Mr. Greene’s services as an employee of the Company before the Employment Termination Date. The parties acknowledge that, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Mr. Greene will have undergone a “separation from service,” within the meaning of the Code, from the Company on the Employment Termination Date. Payments under this Agreement are intended to comply with the short-term deferral exemption from Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may Mr. Greene, directly or indirectly, designate the calendar year of payment.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

/s/ Robert E. Sanchez
Robert E. Sanchez Chairman and Chief Executive Officer
April 14, 2016

/s/ Gregory F. Greene
Gregory F. Greene
April 14, 2016